Exhibit 99.2

Brooke Credit Corporation Announces Selected Results for March 2006

          OVERLAND PARK, Kan., April 12 /PRNewswire-FirstCall/ -- Michael Lowry, president of Brooke Credit Corporation, the finance subsidiary of Brooke Corporation (Nasdaq: BXXX), announced selected March 2006 results.

          Lowry announced loan portfolio balances for Brooke Credit Corporation on March 31, 2006, totaled approximately $317.6 million, compared to loan portfolio balances of approximately $296.3 million on Feb. 28, 2006. Loan portfolio balances increased as the result of March loan originations of approximately $25.2 million, and decreased from March principal payments of approximately $3.9 million. March originations included $10.0 million in Brooke franchise insurance agency loans, $12.7 million in non-franchise insurance agency loans and $2.5 million in non-franchise death care loans. The company’s total loan portfolio is composed of $71.7 million in loan balances held in the company’s inventory for future sale, and $245.9 million in loan balances sold to investors with retained servicing rights.

          Lowry also announced that, during March, Brooke Credit Corporation received net interest and servicing income of approximately $1.2 million, and incurred operating interest expense of approximately $151,000. Additionally, Lowry announced that, during March, Brooke Credit Corporation incurred a gain on loan sale activities of approximately $166,000.

          All results included within this press release exclude portfolio balances and revenues derived from lending activities with parent and sister companies.

          About our company .... Brooke Credit Corporation is a subsidiary of Brooke Corporation (Nasdaq: BXXX) that originates loans to insurance agencies and related businesses. Brooke Credit’s loan portfolio balances totaled approximately $317.6 million on March 31, 2006.  Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations.

          Email Distribution ....  To receive electronic press release information, please visit the “Investor Relations” section of Brooke Corporation’s Web site at http://www.brookecorp.com and subscribe to our “Email Alerts” online.

          This press release contains forward-looking statements. All forward- looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov .

SOURCE  Brooke Corporation
          -0-                                        04/12/2006
          /CONTACT: Anita Larson, of Brooke Corporation, larsa@brookecorp.com , or, +1-913-661-0123/
          /Web site:  http://www.brookecorp.com /
          (BXXX)